AMENDMENT TO AMENDED AND RESTATED LICENSE AGREEMENT

This **AMENDMENT** to the Amended and Restated License Agreement ("**Amendment**") is entered into as of September 28, 2023 ("**Amendment Effective Date**")

Between

Ospedale San Raffaele S.r.l., an Italian company having registered office at via Olgettina No. 60, 20132, Milan, Italy, Fiscal Code 07636600962, duly represented for the purposes hereof by its Chief Executive Officer, Marco Centenari ("**OSR**")

- on the one side -

And

Genenta Science S.p.A., an Italian company having registered office at via Olgettina No. 60, 20132, Milan, Italy, Fiscal Code 08738490963, duly represented for the purposes hereof by its Chief Executive Officer, Mr. Pierluigi Paracchi ("**Genenta**")

- on the other side -

(OSR and Genenta shall be, collectively but not jointly, defined as the "**Parties**" and, severally, a "**Party**").

WHEREAS:

(A) The Parties entered into that certain Amended and Restated License Agreement ("ARLA") which came into force on April 20, 2023, and that certain Sponsored Research Agreement dated August 1st, 2023 ("**CP1 SRA**");

(B) The CP1 SRA, in accordance with ARLA provides for feasibility studies related to Candidate Product 1 as defined in the ARLA, fulfilling the obligations set forth in Section 2.11(i) of the ARLA as related to Candidate Product 1;

(C) As provided by ARLA, in the absence of a sponsored research contract related to Candidate Product 2 within the established and de facto expired deadlines, such Candidate Product 2 and the related Optioned IP2 fall under the full availability of OSR (and, as applicable, of FT); and

(D) The Parties now wish to amend the ARLA in relation to the terms and conditions of the ARLA applicable to Candidate Product 2 by granting an option to Genenta under this Amendment;

NOW, THEREFORE, also in consideration of the foregoing premises, which form an integral and substantial part of this Amendment, and the mutual covenants herein contained, the **PARTIES HEREBY AGREE AS FOLLOWS:**

1. **Definitions and Exhibits.**

(i) The definition of Candidate Product 2 set forth in Section 1.7(ii) of the ARLA shall be replaced entirely by the following:

*"any gene therapy products consisting of, or comprising, any lentiviral vector regulated by miR126 and/or miR130 and/or other miRs with the same expression pattern as miR126 and miR130 in hematopoietic cells for the expression of cytokines and their variants (other than IFN or in addition to IFN) under the control of a Tie2 promoter, either alone or in combination with any immunotherapy (including, without limitation, immune checkpoint inhibitor and/or a tumor associate antigen specific T cell expressing a chimeric antigen receptor (CAR)) ("**Candidate Products 2**" or "**CP2**")".*

(ii) the following definition shall be added to Section 1 of the ARLA as Section 1.52:

"**CP2 IP**" shall mean

(1) (a) the patents and patent applications identified in Exhibit 2.11B to the ARLA; (b) divisions, continuations, continuations-in-part, that claim priority to, or common priority with, any of the patent applications described in clause (a); and (c) patents that have issued or in the future issue from any of the foregoing patent applications; provided that clauses (a) through (c) above shall always include any reissues, renewals, extensions, supplemental protection certificates, and additions to any thereof; and

(2) the results generated after the ARLA Effective Date and until 30 June 2025 ("**Additional Results Period**") (for which OSR has the right to grant a license upon the expiry of the Additional Research Period) by scientists or other personnel working at the [redacted] at TIGET Institute in the performance of possible research activities on the results described in the paper Birocchi et al. Sci. Transl. Med. 2022, to the limited extent that such results generated in the Additional Results Period concern expression of cytokines, including -but not limited to- Interleukin 2, under the control of a Tie2 promoter.

2. **Sections 2.11 and 9.1(ii) of the ARLA.**

Genenta and OSR will have no further obligation to negotiate and execute a sponsored research agreement for the performance of feasibility studies related to the CP2 (and each of the Parties shall have no liability to the other Party in relation to the failure to negotiate and execute such sponsored research agreement related to the CP2). For the avoidance of doubt any reference to Candidate Product 2, Option 2 and Optioned IP 2 shall be regarded as removed from Sections 2.11 and 9.1(ii), which shall continue to refer solely to Candidate Product 1, Option 1 and Optioned IP 1 and, therefore, any reference in such Sections to the Option Exercise Notice, the CP Option Period and the CP Extension Notice shall be intended as referred solely to Option 1.

3. **CP2 Option.**

The following provision shall be added as Section 2.2bis in the ARLA:

"(i) OSR hereby grants to Genenta an exclusive option, to be exercised sending written notice

("**CP2 Option Exercise Notice**") to OSR on or before 30 September 2025 (such option period, as possibly extended according to (iii) below, the "**CP2 Option Period**"), to include (from the date of receipt by OSR of the CP2 Option Exercise Notice) the CP2 IP as part of the Licensed Technology and the Candidate Products 2 as part of the Licensed Products under the ARLA; provided that in the event that such option is exercised by Genenta (and from the date of receipt of the CP2 Option Exercised Notice by OSR), the definition of Field of Use related to the Candidate Products 2 shall be as follows: "the use of gene therapy with respect to (a) any and all Solid Cancer Indications (including, for the avoidance of doubt, glioblastoma and solid liver cancer) and/or (b) solely subject to (and starting from) Genenta having exercised the option set forth in Section 2.2(b) below, such Lympho-Hematopoietic Indication(s) in relation to which such option is exercised".

(ii) Genenta shall pay to OSR an option exercise fee equal to [redacted] within 30 days from the date of the CP2 Option Exercise Notice.

(iii) Genenta shall have the right to extend the CP2 Option Period twice for additional 24 month periods by sending written notice (each such notice, a "**CP2 Extension Notice**") at least three months prior to the expiry of the CP2 Option Period (as for the first extension) and at least three months prior to the expiry of the first 24-month extension period (as for the second extension); provided that such extension shall be granted subject to the payment of an extension fee equal to [redacted], per each 24-months extension, no later than 30 days from the date of the applicable CP2 Extension Notice.

(iv) In the event that Genenta fails to send the CP2 Option Exercise Notice during the CP2 Option Period, subject to Section 3 OSR shall be entitled to exploit (including granting rights to third parties) the Licensed Technology inside or outside the Field of Use with respect to the CP2 and, without prejudice to the exclusive rights granted to Genenta in Section 2.1 and subject to Section 3, to grant any right to any third party under the CP2 IP either within the Field of Use and/or outside the Field of Use.

(v) Following receipt by OSR of the CP2 Option Exercise Notice, OSR shall promptly deliver to Genenta, in a mutually agreeable form, copies of all written, graphic or electronic embodiments of the applicable CP2 IP and OSR will make its scientists and/or other personnel working at the [redacted] at TIGET Institute available to Genenta, upon reasonable advance notice to enable, and provide support in, practicing the CP2 IP, as applicable, with respect to the CP2, as applicable, during the twelve (12) months from the first CP2 Option Exercise Notice, being understood that OSR's support to Genenta in respect of this Section 2.2bis(viii) shall not exceed thirty (30) hours of work in aggregate among all personnel working at the [redacted] at TIGET Institute, in providing such support during such period, at no cost to Genenta.

(vi) Section 10.3(ii) shall apply *mutatis mutandis* in the event that Genenta fails to pay the option fee set forth in this Section 2.2bis(ii) above or any of the extension fees due and payable according to this Section 2.2bis(iii), in each case within thirty (30) days following the expiration of the applicable deadlines.

(vii) OSR shall have the right and obligation to control the preparation, filing, prosecution and maintenance of all patents and patent applications within the CP2 IP mentioned in Section

1.52(i). OSR shall furthermore have the right to prepare, file (including at any time prior to the expiry of the Additional Research Period) and prosecute patents and patent applications with respect to the results mentioned in Section 1.52(ii). The costs of the foregoing activities shall be borne by Genenta (and OSR may request the patent counsels to invoice Genenta for such purpose) from the ARLA Effective Date, provided that such obligation shall cease with respect to the patents and patent applications comprised in the CP2 IP concurrent with the expiry of the applicable CP2 Option Period in the event that Genenta has not exercised the option granted in this Section 2.2(bis)(i). For the avoidance of doubt OSR shall have the right of election with respect to the following: (a) whether or not to seek unitary effect in relation to the patents comprised in the CP2 IP upon receipt of notification according to Rule 71(3) of the Implementing Regulation to the European Patent Convention in Europe; and (b) whether or not to opt out of the jurisdiction of the Unified Patent Court in respect of such patents in Europe during the transitional period; when exercising such opt-out; and if and when withdrawing such opt-out.

(viii) The Parties agree that (a) OSR shall have no obligation to carry out research activities during the Additional Results Period on the results described in the paper Birocchi et al. Sci. Transl. Med. 2022 (including, but not limited to, with respect to expression of cytokines, including -but not limited to- Interleukin 2, under the control of a Tie2 promoter); (b) in the event that the [redacted] at TIGET Institute carries out such research activities, during the 30 days from the expiry of the Additional Results Period OSR shall provide Genenta with a written report of the results identified in Section 1.52(ii)".

4. This Amendment shall be effective from the Amendment Effective Date.

5. Any capitalized terms in this Amendment should have the same meaning as given in the ARLA (unless differently provided in this Amendment). All the other terms and conditions of the ARLA shall remain in effect without change.

6. Without prejudice to Section 2 of this Amendment, nothing in this Amendment is intended to operate as a waiver of any claims either Party may have against the other Party arising prior to the date of this Amendment, including any claims arising prior to the date of this Amendment with respect to the performance of the Parties under the Agreement. Any delay in enforcing a Party's rights under this Amendment or the Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such Party's rights to the future enforcement of its rights under this Amendment or the Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by an authorized representative of the waiving Party, as applicable.

7. This Amendment shall be governed by and construed in accordance with the laws of Italy, without regard to the conflicts of law principles thereof. Except as specifically amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except to the extent expressly provided herein, the Agreement (including all appendices, exhibits and schedules thereto), as amended by this Amendment, constitute the entire agreement between the Parties relating to the subject matter of the Agreement and supersedes all previous oral and written communications, including all previous agreements, between the

Parties.

[This Space Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties have executed this agreement effective as of the Amendment Effective Date.

Ospedale San Raffaele S.r.l.

By:

Name: Ing. Marco Centenari
Title: Chief Executive Officer

Genenta Science S.p.A.

By:

Name: Mr. Pierluigi Paracchi
Title: Chief Executive Officer